Exhibit 99.01

GenSpera Provides Update on Clinical Development Programs

Upcoming Poster Presentation on Phase II Mipsagargin for the Treatment of Glioblastoma

SAN ANTONIO (November 13, 2015) – GenSpera, Inc. (OTC/QB: GNSZ), a biotech company developing a novel prodrug therapeutics for the treatment of cancer, is providing an update on its clinical development programs and corporate developments.

The Company also announced that a poster entitled “Phase II study of mipsagargin (G-202), a PSMA-activated prodrug targeting the tumor endothelium, in adult patients with recurrent or progressive glioblastoma“ will be presented at the 20th Annual Society for Neuro-Oncology Annual Scientific Meeting and Education Day on Friday, November 20, by Principal Investigator David Piccioni, MD, PhD, of the University of California, San Diego.

Mipsagargin Clinical Development

Glioblastoma (brain cancer)

•	The Phase II data observed in the first 12 glioblastoma patients exceeded criteria required to expand enrollment and commence the second stage of the Phase II trial. Encouraging interim Phase II data demonstrated clinical benefit in a subset of patients with high levels of prostate-specific membrane antigen (PSMA) expression in the primary tumor. Three of 11 evaluable patients experienced stable disease for at least two months and a reduction in tumor volume. Additionally, an immediate reduction in edema was observed in one patient who remains on study 10 months after initiation of treatment.

•	The U.S. Food and Drug Administration (FDA) granted $1.6 million for the study of PSMA and other biomarkers to better identify the subset of patients that will receive the most therapeutic benefit with mipsagargin treatment. Santosh Kesari, MD, PhD, of the John Wayne Cancer Institute will lead this initiative.

•	A total of 18 patients have been treated by early November. Additional interim results of the Phase II trial are expected in first quarter of 2016 and final data, evaluating six-month progression-free survival, is expected in the fourth quarter of 2016.

Hepatocellular Carcinoma (liver cancer)

•	Discussions and preparations for a Phase IIa dose-escalation trial evaluating safety, tolerability and efficacy focused in East Asian patients are ongoing. Previously presented data showed 63% of patients experienced disease stabilization at two months. Mipsagargin was considered safe with minimal and manageable side-effects and demonstrated decreased blood flow in liver tumors as measured by DCE-MRI.

“We believe that the positive clinical activity we observe is due to mipsagargin’s ability to attack the PSMA-expressing cells within solid tumors, which is a highly differentiated approach from conventional chemotherapy,” said Craig Dionne, PhD, CEO of GenSpera. “Mipsagargin does not need to cross the blood-brain barrier to be effective, which further distinguishes the drug from other agents in development for glioblastoma. The company will strategically focus efforts on the glioblastoma trial while continuing to be opportunistic to additional collaborations and partnerships for further research and development advances through 2016.”

Third Quarter and Recent Corporate Highlights

•	In October, Dr. Santosh Kesari a recognized leader in neurology and neuro-oncology, joined our Scientific Advisory Board. Dr. Kesari is Chair of the Department of Translational Neuro-Oncology and Neurotherapeutics at the John Wayne Cancer Institute and Director of Neuro-Oncology at Providence Saint John’s Health Center.

•	Phyton Biotech announced that its international patent application WO 2015/0892978 A1 "PRODUCTION OF THAPSIGARGINS BY THAPSIA CELL SUSPENSION CULTURE" was published by the World Intellectual Property Organization (WIPO). The invention described in the patent application provides, for the first time, a suspension cell culture suitable for mass production of thapsigargin and offers a potential alternative route to commercial-scale production of this starting material for synthesis of mipsagargin.

•	In October Dr. Dionne acquired 262,500 shares of GenSpera by electing to convert $105,000 of notes due to him by the Company at $0.40 per share and waiving outstanding accrued interest.

About GenSpera

GenSpera, Inc. is a clinical-stage oncology drug discovery and development company. Its lead drug candidate mipsagargin demonstrated positive data in a Phase 2 clinical trial in hepatocellular carcinoma (liver cancer) patients and has demonstrated highly encouraging interim data in an ongoing Phase 2 trial for glioblastoma multiforme (brain cancer). GenSpera's technology platform combines a powerful, plant-derived cytotoxin, thapsigargin, with a patented prodrug delivery system for the targeted release of drug candidates within solid tumors without the side-effect profile of traditional chemotherapeutic agents. Mipsagargin was granted Orphan Drug designation by the U.S. Food and Drug Administration (FDA) in 2013 for evaluation in patients with hepatocellular carcinoma.

For additional information on GenSpera, visit www.genspera.com and connect on Twitter, LinkedIn, Facebook, YouTube and Google+.

Cautionary Statement Regarding Forward Looking Information

This communication may contain forward-looking statements. Investors are cautioned that statements in this document regarding potential applications of GenSpera's technologies or the future prospects of the company constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights and the acceptance of GenSpera's proposed therapies by the health community. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties will be detailed from time to time in GenSpera's periodic reports filed with the Securities and Exchange Commission.

Investor Contacts:

LHA

Jody Cain, jcain@lhai.com

Sal Diaz, sdiaz@lhai.com

310-691-7100